Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports second quarter 2025 REsults

•
Revenues of $2.19 billion, up 4% sequentially and down 1% year-over-year
•
Net Income of $108 million, or $0.29 per share
•
Adjusted EBITDA* of $252 million
•
Cash flow from operations of $191 million and free cash flow* of $108 million
•
Returned $176 million of capital to shareholders through share repurchases and dividends

*Free Cash Flow, Excess Free Cash Flow and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Excess Free Cash Flow” and “Reconciliation of Net Income to Adjusted EBITDA” below.

HOUSTON, TX, July 28, 2025 — NOV Inc. (NYSE: NOV) today reported second quarter 2025 revenues of $2.19 billion, a decrease of one percent compared to the second quarter of 2024. Net income decreased 52 percent to $108 million, or $0.29 per share, and operating profit decreased 54 percent to $143 million, or 6.5 percent of sales. The decline in net income and operating profit is primarily attributed to a pre-tax gain of approximately $130 million on the sale of a business during the second quarter of 2024. The Company recorded $19 million within Other Items during the second quarter of 2025 (see Corporate Information for additional details). Adjusted EBITDA decreased 10 percent year-over-year to $252 million, or 11.5 percent of sales.

“Sales improved four percent sequentially, with an increase in capital equipment revenues more than offsetting a decline in spare part and product sales,” said Clay Williams, Chairman and CEO. “Macroeconomic uncertainty, the rapid unwinding of OPEC+ production quotas, and conflict in the Middle East led to greater caution among our customers, deferred orders, and lower year-over-year revenues. These market headwinds and a shift in sales mix pressured margins during the quarter.

“Customers in North America continued to trim oil-directed drilling, which was only partly offset by modestly increasing gas drilling. Offshore activity remains comparatively strong, despite certain project delays, and we remain encouraged by the steady application of unconventional technologies in new international basins. Overall, the softer market has made it more challenging to offset tariffs and other inflationary costs. In response, NOV is implementing additional cost control initiatives and further adjusting our global supply chain to better mitigate increasing costs.

“Looking ahead, we expect current market dynamics to persist resulting in lower industry activity levels through the second half of the year, with offshore activity resuming growth in 2026. Longer-term, we expect rising demand for secure, reliable, and lower-cost sources of energy will drive investment in our core markets. NOV’s technology leadership, customer-focus, and commitment to improving efficiencies has the Company well positioned to navigate through the near-term environment while positioning the company for future growth.”

Energy Products and Services

Energy Products and Services generated revenues of $1.03 billion in the second quarter of 2025, a decrease of two percent from the second quarter of 2024. Operating profit decreased $45 million from the prior year to $83 million, or 8.1 percent of sales, and included $6 million in Other Items. Adjusted EBITDA decreased $38 million from the prior year to $146 million, or 14.2 percent of sales. The decline in revenue was due to lower levels of global drilling activity affecting demand for the segment’s shorter cycle consumable products, partially offset by higher sales from the segment’s capital equipment offerings. Profitability was impacted by a less favorable sales mix, tariffs and other inflationary pressures, and certain charges in Latin America.

Energy Equipment

Energy Equipment generated revenues of $1.21 billion in the second quarter of 2025, flat when compared to the second quarter of 2024. Operating profit was $122 million, or 10.1 percent of sales, and included $9 million in Other Items. Operating profit decreased $110 million from the prior year primarily attributed to a pre-tax gain of approximately $130 million on the sale of a business during the second quarter of 2024. Adjusted EBITDA increased $16 million from the prior year to $158 million, or 13.1 percent of sales. Higher revenue out of backlog offset lower sales of aftermarket parts and services. Improved profitability was driven by strong execution on higher-margin backlog.

New orders totaled $420 million, a decrease of $557 million when compared to the $977 million of new orders booked during the second quarter of 2024. Orders shipped from backlog in the second quarter of 2025 were $632 million, representing a book-to-bill of 66 percent, compared to $553 million orders shipped and a book-to-bill of 177 percent in the second quarter of 2024. As of June 30, 2025, backlog for capital equipment orders for Energy Equipment was $4.30 billion, a decrease of $31 million from the second quarter of 2024.

Q3 2025 Outlook

The Company is providing financial guidance for the third quarter of 2025, which constitutes “forward-looking statements” as described further below under “Cautionary Note Regarding Forward-Looking Statements.”

For the third quarter of 2025 management expects year-over-year consolidated revenues to decline between one to three percent with Adjusted EBITDA expected to be between $230 million and $250 million.

Corporate Information

NOV repurchased approximately 5.5 million shares of common stock for $69 million during the second quarter. Including a supplemental dividend of $0.21 per share and a regular dividend of $0.075 per share, NOV returned a total of $176 million in capital to shareholders during the quarter.

During the second quarter of 2025, NOV recorded $19 million in Other Items, primarily related to severance costs, facility closures and streamlining our business processes (see Reconciliation of Net Income to Adjusted EBITDA).

As of June 30, 2025, the Company had total debt of $1.73 billion, with $1.50 billion available on its primary revolving credit facility, and $1.08 billion in cash and cash equivalents.

Significant Achievements

NOV was awarded a multi-year contract to provide instrumentation and digital services across the US fleet of a major land drilling contractor. By standardizing data aggregation, delivery, and visualization, the contractor is reducing complexity while offering advanced digital capabilities to its customers. NOV’s next-generation Electronic Drilling Recorder (EDR) and Remote Drilling Monitoring (RDM) applications, powered by the Max™ Platform, enable real-time insights and seamless collaboration from wellsite to office.

NOV signed a contract to engineer and supply a monoethylene glycol (MEG) recovery system for a project in the Eastern Mediterranean. This award supports long-term gas infrastructure development and reinforces NOV’s capabilities in complex gas process system solutions.

NOV secured a contract to deliver a Submerged Swivel and Yoke (SSY) system for a floating liquefied natural gas (FLNG) project in Argentina. The SSY system is a critical mooring and fluid transfer solution that connects the FLNG vessel to its subsea infrastructure while allowing the vessel to weathervane with changing sea and wind conditions. The SSY system enables continuous and safe transfer of gas without disconnecting, maximizing uptime and ensuring safe, uninterrupted operations.

NOV secured a multi-year, multi-drilling rig contract to provide surface automation packages for four land rigs and one jack-up rig for a major Middle East operator. The NOVOS™ process automation technology and the Kaizen™ AI-powered drilling optimizer will work in tandem to enhance drilling consistency, efficiency, and performance on these rigs. The contract also includes automation lifecycle management services across all rigs, ensuring continued technology upgrades and operational support. In comparable deployments, this automation suite has delivered a 52% increase in gross rate of penetration (ROP) and a 34% reduction in drilling time relative to offset wells.

NOV secured contracts to provide the vessel design and jacking system for a next-generation wind turbine installation jack-up vessel for a customer in Asia. The project is based on the proven GustoMSC™ NG-16000X vessel design and marks a key step forward in advanced offshore wind capabilities.

NOV completed four high-profile automation package installations on offshore rigs for four different customers, including one with the ATOM RTX™ robotic system. The rigs are now equipped with advanced automation capabilities that enhance operational performance in demanding drilling environments. One operator has already reported nearly 99% utilization of the Multi-Machine Control pipe-handling system, along with robotic pipe doping operations that have enabled a hands-free red zone during tripping activities. The rig is also delivering best-in-class slip-to-slip drilling connection times, outperforming all other assets in the region.

NOV received three new orders totaling 93,800 ft of 16- and 20-in., 750 psi Star Super Seal Key-Lock™ (SSKL) pipe to support produced water infrastructure in the Permian Basin. NOV will manufacture the pipe domestically at its expanded facility in San Antonio, Texas. Previously produced internationally, this product line now benefits from reduced freight costs and shorter lead times, helping NOV better serve operators in one of the most active energy regions in the US.

NOV delivered advanced composite piping systems and underground diesel storage solutions for backup power generation at major data center facilities in New Jersey, Arizona, and North Dakota. These systems support critical operations at hyperscale data centers, including a flagship campus in North Dakota, which is expected to be the largest of its kind in the US. NOV’s composite solutions are well positioned to support the growing need for data center infrastructure to support increasing demand for cloud computing, artificial intelligence, and big data analytics.

An NOV-packed bottomhole assembly (BHA)—featuring the MONZA™ 40 drilling motor with a 7" 5/6 8.2 ERT™ power section, NOV High Flow Agitator™ friction reduction tool, and a ReedHycalog™ 8¾" Tektonic™ TKC63 fixed cutter bit—enabled operators to drill 5,200 ft in just 22.5 hours in the Eagle Ford Shale, setting a new 24-hour footage record. The BHA drilled both the curve and lateral sections while achieving an average rate of penetration (ROP) of 224.42 ft per hour. This performance milestone highlights how the integration of NOV technologies drives drilling efficiency, giving customers a single-source solution for high-performance BHAs that deliver results.

NOV introduced its Agitator™X2 dual Agitator friction reduction technology featuring the NOV’s AgitatorZP tool and AgitatorHE tool into Argentina’s unconventional market during the quarter. In one deployment, the dual Agitator technology drilled a 3,500-m lateral in the Vaca Muerta formation, marking the longest lateral drilled in the field using a steerable motor assembly. The unique design of AgitatorZP tool allows the use of dual Agitator tools while maintaining the pressure drop of a single tool, delivering effective friction reduction without compromising hydraulic efficiency.

NOV is advancing drilling performance in the Bakken with the release of ION+™ Intrepid 14.5 mm polycrystalline diamond compact (PDC) cutters. Operators are breaking rate of penetration (ROP) records across 2-, 3-, and 4-mile production sections by maintaining cutter sharpness and minimizing sliding time. One operator achieved a record-low sliding time of just 2.5% through a 4-mile lateral, significantly reducing rig costs. In addition, NOV secured a multi-year drill bit contract to support the New Gas Consortium (NGC) Project offshore Angola. The agreement includes an initial order for advanced drill bits and positions NOV to support future deepwater campaigns in the region.

NOV delivered an integrated package of coiled tubing units, nitrogen converters, pressure control equipment, injector heads, coiled tubing monitoring systems, and a coiled tubing lift frame to a leading multinational oilfield services company operating in Latin America. NOV continues to experience strong demand for its critical well intervention technologies in international markets.

NOV is driving new standards in high-pressure/high-temperature (HP/HT) drilling performance. In South Texas and the Haynesville Shale, NOV’s Tundra™ Max mud chiller has been deployed across several drilling campaigns, helping operators manage extreme downhole temperatures and reduce nonproductive time. To further enhance temperature control in long laterals, these projects also featured NOV’s TK™-Drakon thermally insulating drill pipe coating, a next-generation solution delivering measurable gains in bottomhole circulating temperature, tool life, and rig time. In addition, Grant Prideco booked six strings of 4.5-in. Delta™ 425 drill pipe with TK-Drakon. With more than one million feet of TK-Drakon-coated pipe now in the field, and growing traction in the market, NOV is enabling operators to access deeper, hotter, more complex targets.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2025 results on July 29, 2025 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Note Regarding Forward-Looking Statements

This document contains, or has incorporated by reference, statements that are not historical facts, including estimates, projections, and statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often contain words such as “may,” “can,” “likely,” “believe,” “plan,” “predict,” “potential,” “will,” “intend,” “think,” “should,” “expect,” “anticipate,” “estimate,” “forecast,” “expectation,” “goal,” “outlook,” “projected,” “projections,” “target,” and other similar words, although some such statements are expressed differently. Other oral or written statements we release to the public may also contain forward-looking statements. Forward-looking statements involve risk and uncertainties and reflect our best judgment based on current information. You should be aware that our actual results could differ materially from results anticipated in such forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products, potential catastrophic events related to our operations, protection of intellectual property rights, compliance with laws, and worldwide economic activity, including matters related to recent Russian sanctions and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs and their related impacts on the economy. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments. You should also consider carefully the statements under “Risk Factors,” as disclosed in our most recent Annual Report on Form 10-K, as updated in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which address additional factors that could cause our actual results to differ from those set forth in such forward-looking statements, as well as additional disclosures we make in our press releases and other securities filings. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Revenue:
Energy Products and Services	$1,025	$1,050	$992	$2,017	$2,067
Energy Equipment	1,207	1,204	1,146	2,353	2,382
Eliminations	(44)	(38)	(35)	(79)	(78)
Total revenue	2,188	2,216	2,103	4,291	4,371
Gross profit	446	590	447	893	1,048
Gross profit %	20.4%	26.6%	21.3%	20.8%	24.0%

Selling, general, and administrative	303	277	295	598	573
Operating profit	143	313	152	295	475
Interest expense, net	(12)	(14)	(11)	(23)	(30)
Equity income in unconsolidated affiliates	1	8	—	1	37
Other expense, net	(17)	(14)	(20)	(37)	(24)
Income before income taxes	115	293	121	236	458
Provision for income taxes	1	70	47	48	114
Net income	114	223	74	188	344
Net income (loss) attributable to noncontrolling interests	6	(3)	1	7	(1)
Net income attributable to Company	$108	$226	$73	$181	$345
Per share data:
Basic	$0.29	$0.57	$0.19	$0.48	$0.88
Diluted	$0.29	$0.57	$0.19	$0.48	$0.87
Weighted average shares outstanding:
Basic	375	395	381	378	394
Diluted	376	397	383	380	398

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,080	$1,230
Receivables, net	1,902	1,819
Inventories, net	1,929	1,932
Contract assets	655	577
Prepaid and other current assets	215	212
Total current assets	5,781	5,770

Property, plant and equipment, net	1,990	1,922
Lease right-of-use assets	541	549
Goodwill and intangibles, net	2,119	2,138
Other assets	932	982
Total assets	$11,363	$11,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$823	$837
Accrued liabilities	742	861
Contract liabilities	513	492
Current portion of lease liabilities	103	102
Current portion of long-term debt	38	37
Accrued income taxes	20	18
Total current liabilities	2,239	2,347

Long-term debt	1,690	1,703
Lease liabilities	540	544
Other liabilities	336	339
Total liabilities	4,805	4,933

Total stockholders’ equity	6,558	6,428
Total liabilities and stockholders’ equity	$11,363	$11,361

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2025	2025	2024
Cash flows from operating activities:
Net income	$114	$188	$344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87	176	169
Working capital, net	(41)	(135)	(222)
Other operating items, net	31	97	63
Net cash provided by operating activities	191	326	354

Cash flows from investing activities:
Purchases of property, plant and equipment	(83)	(167)	(151)
Business acquisitions, net of cash acquired	—	—	(252)
Business divestitures, net of cash disposed	—	—	176
Other	2	5	1
Net cash used in investing activities	(81)	(162)	(226)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	—	—	419
Payments against lines of credit and other debt	(9)	(13)	(422)
Cash dividends paid	(107)	(135)	(50)
Share repurchases	(69)	(150)	(37)
Other	(13)	(35)	(23)
Net cash used in financing activities	(198)	(333)	(113)
Effect of exchange rates on cash	11	19	(4)
Increase (decrease) in cash and cash equivalents	(77)	(150)	11
Cash and cash equivalents, beginning of period	1,157	1,230	816
Cash and cash equivalents, end of period	$1,080	$1,080	$827

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW AND EXCESS FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “Free Cash Flow”. The Company defines Free Cash Flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2025	2025	2024

Total cash flows provided by operating activities	$191	$326	$354
Capital expenditures	(83)	(167)	(151)
Free Cash Flow	$108	$159	$203
Business acquisitions, net of cash acquired	—	—	(252)
Business divestitures, net of cash disposed	—	—	176
Excess Free Cash Flow	$108	$159	$127

NOV INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Operating profit:
Energy Products and Services	$83	$128	$83	$166	$249
Energy Equipment	122	232	134	256	327
Eliminations and corporate costs	(62)	(47)	(65)	(127)	(101)
Total operating profit	$143	$313	$152	$295	$475

Operating profit %:
Energy Products and Services	8.1%	12.2%	8.4%	8.2%	12.0%
Energy Equipment	10.1%	19.3%	11.7%	10.9%	13.7%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	6.5%	14.1%	7.2%	6.9%	10.9%

Other items, net:
Energy Products and Services	$6	$1	$5	$11	$1
Energy Equipment	9	(119)	3	12	(123)
Corporate	4	—	5	9	1
Total other items	$19	$(118)	$13	$32	$(121)

(Gain) loss on sales of fixed assets:
Energy Products and Services	$—	$—	$(2)	$(2)	$(1)
Energy Equipment	(1)	—	—	(1)	—
Corporate	4	—	—	4	—
Total (gain) loss on sales of fixed assets	$3	$—	$(2)	$1	$(1)

Depreciation & amortization:
Energy Products and Services	$57	$55	$59	$116	$109
Energy Equipment	28	29	28	56	57
Corporate	2	2	2	4	3
Total depreciation & amortization	$87	$86	$89	$176	$169

Adjusted EBITDA:
Energy Products and Services	$146	$184	$145	$291	$358
Energy Equipment	158	142	165	323	261
Eliminations and corporate costs	(52)	(45)	(58)	(110)	(97)
Total Adjusted EBITDA	$252	$281	$252	$504	$522

Adjusted EBITDA %:
Energy Products and Services	14.2%	17.5%	14.6%	14.4%	17.3%
Energy Equipment	13.1%	11.8%	14.4%	13.7%	11.0%
Eliminations and corporate costs	—	—	—	—	—
Total Adjusted EBITDA %	11.5%	12.7%	12.0%	11.7%	11.9%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$108	$226	$73	$181	$345
Noncontrolling interests	6	(3)	1	7	(1)
Provision for income taxes	1	70	47	48	114
Interest and financial costs	22	22	22	44	46
Interest income	(10)	(8)	(11)	(21)	(16)
Equity income in unconsolidated affiliates	(1)	(8)	—	(1)	(37)
Other expense, net	17	14	20	37	24
(Gain) loss on sales of fixed assets	3	—	(2)	1	(1)
Depreciation and amortization	87	86	89	176	169
Other items, net	19	(118)	13	32	(121)
Total Adjusted EBITDA	$252	$281	$252	$504	$522